EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
Annual Shareholder meeting was held on June 29, 2001.

Proposal to approve or disapprove hte election of the following individuals to serve as Trustees of the Trust

NAME:                    FOR:        ABSTAIN:        TOTAL:

Leonard B. Auerbach   110,862,500   1,405,134     112,267,634
Jerome S. Contro      110,847,076   1,420,558     112,267,634
John W. Glynn, Jr.    110,878,202   1,389,432     112,267,634
G. Randall Hecht      110,863,020   1,404,614     112,267,634